UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 20, 2002

	Exact name of registrant as specified	I.R.S.
	in its charter, state of incorporation,	Employer
Commission	address of principal executive offices,	Identification
File Number	Telephone	Number

1-16305	PUGET ENERGY, INC.	91-1969407
A Washington Corporation.
411 - 108th Avenue N.E.
Bellevue, Washington 98004-5515
(425) 454-6363

1-4393	PUGET SOUND ENERGY, INC.	91-0374630
A Washington Corporation
411 - 108th Avenue N.E.
Bellevue, Washington 98004-5515.

ITEM 5. Other Events

On June 20, 2002 the Company issued the following press release.

Puget Sound Energy electric-rate plan approved by WUTC
collaborative process results in one of the lowest rate hikes in NW

BELLEVUE, Wash. – Puget Sound Energy, the utility subsidiary of Puget Energy (NYSE: PSD), today announced that the Washington Utilities and Transportation Commission (WUTC) has issued final regulatory approval of the comprehensive electric-rate settlement submitted by the utility, key constituents and customer groups, state regulatory staff, and the state attorney general’s Public Counsel Section.

The new rates, which will be implemented July 1, will provide for the company’s financial health and at the same time give PSE’s electric customers one of the region’s smallest rate hikes. Approval by the WUTC marks the successful conclusion of a collaborative effort by all of the parties in the rate case to reach a negotiated settlement.

“We are very appreciative of the effort put forth by the Commission and all of the parties involved in this case,” said Puget Energy President and CEO Stephen P. Reynolds. “This collaborative process has been very productive and has allowed many significant issues to be addressed and resolved. We hope this serves as a model for future rate proceedings”

Rate Case Background

The Commission approved the recommended overall 4.6 percent rate increase, which will generate about $59 million annually for PSE. The rate increase means a typical household’s monthly bill will be about $2.70 higher than in 2001. With the removal of the temporary surcharge granted in March of this year, the net effect on customer bills will actually be a reduction of about $1.85 per month compared to customers’ June 2002 bills.

Aside from the permanent rate increase, PSE will gain other financial benefits from the agreement through changes in the way the utility recovers its costs for certain investments in power plants, energy metering, and other systems.

The agreement also includes a power-cost adjustment mechanism that triggers if PSE’s costs to provide customers’ electricity exceed a certain threshold. The mechanism apportions increases or decreases in power costs, on a graduated scale, between PSE and its customers. In addition, the settlement accelerates the start of the requested rate increase – from mid-fall 2002 to July 1, 2002 – thereby requiring a smaller hike in rates. The rate increase is less than PSE originally sought last winter because certain negotiated elements in the agreement reduced PSE expense levels, stabilized its balance sheet, and will help the utility rebuild its financial integrity.

The new rates are expected to produce financial results consistent with Puget Energy’s previously announced earnings guidance for 2002 and 2003.

Other important elements of the collaborative settlement agreement include:

  The establishment of a new fund to help low-income PSE customers pay their electricity and natural gas bills. PSE initially will provide $8.6 million to the fund, with similar allocations in subsequent years. Local social-service organizations will administer the program.
  A doubling of PSE’s commitment to energy conservation. The utility estimates it will provide around $20 million annually for natural gas and electricity energy savings programs. Incentives will be provided to residential customers for things such as helping them pay for energy-efficient appliances and compact fluorescent lighting. For business owners, PSE will provide incentives for efficiency improvements to equipment and facilities. PSE initiatives will strive for energy savings of 15 average megawatts of electricity and more than 2 million therms of natural gas.
  A continuation of the service-quality performance standards that PSE has followed – and consistently met – for the past five years. The state-monitored standards address such things as the number and duration of power outages, the rate of meeting in-home service appointments, response to natural-gas leaks, and quickly answering phone calls from customers.
  A new, improved process for working with cities whenever power lines and natural-gas lines must be moved to accommodate street projects or other infrastructure improvements. One issue addressed by the new process is the conversion of overhead power lines to underground systems.
  A one-year extension, through September 2003, of PSE’s pioneering time-of-use electricity-pricing program. About 300,000 households and businesses currently pay lower rates to PSE for power used during low-demand, off-peak hours. With the settlement, the time-of-use rates offered by PSE’s Personal Energy Management™ program will be an option for virtually all residential customers. Customers now paying flat rates will continue to do so unless they opt for time-of-use power pricing. Under the settlement, PSE will begin charging its time-of-use customers $1 per month to cover the costs of metering their power usage on a time-of-day basis.

Aside from the electric-rate agreement, PSE will continue working with state regulators and others on a long-term natural-gas rate settlement. The utility is seeking a gas-rate boost in September to cover increases in the cost of serving gas customers over the past seven years. The company’s last increase in rates for its gas-delivery service – as opposed to PSE’s costs for purchasing customers’ natural gas supplies – was in 1995.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PUGET ENERGY, INC.
PUGET SOUND ENERGY, INC.

/s/ Stephen A. McKeon
Stephen A. McKeon
Senior Vice President Finance and Legal, Chief Financial Officer

Date: June 21, 2002